EXHIBIT 10.9
2016 Executive Compensation
On February 4, 2016, the Compensation Committee of the Board of Directors of Interactive Intelligence Group, Inc. (the "Company") approved annual compensation arrangements, for the year beginning January 1, 2016, for the Company's executive officers, including Donald E. Brown, the Company's Chairman of the Board, President and Chief Executive Officer, Ashley A. Vukovits, the Company's Chief Financial Officer, Senior Vice President of Administration, Secretary and Treasurer, and the following other "Named Executive Officers" included in the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 15, 2015:

Name	Title/Position
Gary R. Blough	Chief International Officer
Thomas J. Fisher	Chief Services Officer
Paul F. Weber	Chief Business Officer, Senior Vice President, North American Sales

The information regarding the base salaries and performance bonuses for Dr. Brown, Ms. Vukovits and the other Named Executive Officers appearing in the Company's Current Report on Form 8-K filed February 10, 2016, is incorporated herein by reference.

Board of Director Compensation

The Compensation Committee of the Board of Directors of the Company did not modify the annual compensation arrangements from 2015, for the period beginning January 1, 2016, for the Company’s non-employee Board of Director members. Each non-employee director will receive an annual retainer, paid quarterly, of $32,000, and directors are not paid a per meeting fee for attending Board of Director meetings. For any meeting of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (the "Committees"), members will be paid $1,500 if the meeting is attended in person and $750 if the meeting is attended by teleconference. The Audit Committee Chairman will receive an annual retainer, paid quarterly, of $15,000 and any other members of the Audit Committee will receive an annual retainer, paid quarterly, of $5,000. The Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an annual retainer, paid quarterly, of $5,000.

In 2015, restricted stock unit ("RSU") awards were granted to each non-employee Board of Director member at the Annual Meeting of Shareholders. Each non-employee director received RSUs with a grant date fair value equal to $125,000, the number of which was based on the closing price on the last trading day prior to the grant date. The RSUs will vest one year after the grant date. In addition, Mitchell E. Daniels, Jr., as a new non-employee member of the Board of Directors, received RSUs with a grant date fair value equal to an additional $125,000, the number of which was based on the closing price on the last trading day prior to the grant date. The RSUs will vest in three equal annual installments and were granted on the day of his election to the Board. In 2016, each non-employee director will receive an equity award at the Annual Meeting of Shareholders in the form of either stock options or RSUs.